 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. on Form S-8 of our report dated March 15, 2018 with respect to the consolidated financial statements of SharpSpring, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2017 and 2016.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
August 21, 2018